AMENDMENT TO EMPLOYMENT AGREEMENT

          THIS AMENDMENT (this “Amendment”), dated November 7, 2013 and effective January 1, 2014, is made by and between VISHAY PRECISION GROUP, INC. a Delaware corporation (the “Company”) and WILLIAM CLANCY (the “Executive”).

          WHEREAS, the Company and the Executive are parties to an employment agreement, dated November 17, 2010 (the “Employment Agreement”);

          WHEREAS, the Company and the Executive are parties to an amendment to the Employment Agreement dated December 8, 2011 (the “Prior Amendment”);

          WHEREAS, Section 8.5 of the Employment Agreement provides that the Company and the Executive may amend the Employment Agreement by mutual agreement in writing;

          WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein (the “Amendment”); and

          WHEREAS, the Amendment will replace and supersede the Prior Amendment such that the Prior Amendment is of no further force and effect.

          NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. Section 2.2 of the Employment Agreement is hereby amended in its entirety to read as follows:

          “2.2 Term. This Agreement shall become effective as of January 1, 2014. The “Initial Term” of this Agreement shall commence on January 1, 2014 and continue until December 31, 2014, unless earlier terminated in accordance with the provisions of this Agreement; provided, however, that at the end of the Initial Term and at the end of each Extension Year (as defined herein), this Agreement shall automatically be extended for an additional one-year period (each such additional one-year period, an “Extension Year,” and, together with the Initial Term, until the Date of Termination, the “Term”), unless the Company or Executive gives notice to the other party at least sixty (60) days prior to the end of the Initial Term or the Extension Year, as applicable, of its or his intention not to extend the Term, in which case the Term will end at the completion of such Initial Term or Extension Year, as applicable. An election not to extend the Term shall be deemed a termination of employment by the party so electing.”

          2. The first sentence of Section 4.1 of the Employment Agreement is hereby amended in its entirety to read as follows:

          “4.1 Base Salary. Effective January 1, 2014, the Company shall pay Executive a base salary, subject to annual review by the Compensation Committee of the Board of Directors (the “Compensation Committee”), of USD $300,000 per year (as may be adjusted from time to time, the “Base Salary”).”

          3. Section 4.2(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

          “(a) With respect to the Company’s 2013 fiscal year, Executive shall be eligible to earn an annual performance bonus (“2013 Bonus”), payable in cash, with a target equal to 40% of Base Salary (the “2013 Target Bonus”) with a minimum 2013 Bonus of 0% of Base Salary and a maximum 2013 Bonus of 80% of Base Salary. The actual amount of 2013 Bonus payable to Executive shall be determined by the Compensation Committee, and shall be based upon the Company’s achievement of certain annual levels of Adjusted EBITDA and Adjusted Operating Margin (each, as defined in Exhibit A attached hereto and collectively, the “2013 Bonus Performance Goals”). Executive shall be eligible to earn a 2013 Bonus based on the attainment of the 2013 Performance Goals set forth on Exhibit A attached hereto. Beginning with the Company’s 2014 fiscal year and for each fiscal year thereafter during the Term, Executive shall be eligible to earn an annual performance bonus (“Bonus”), payable in cash, with a target equal to 50% of Base Salary (the “Target Bonus”) with a minimum Bonus of 0% of Base Salary and a maximum Bonus of 80% of Base Salary. The actual amount of Bonus payable to Executive shall be determined by the Compensation Committee, and shall be based upon the Company’s achievement of certain corporate and/or individual performance goals to be established by the Compensation Committee in its sole discretion (the “Performance Goals”).”

          4. Section 4.2(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

          “(b) For the 2013 fiscal year, Executive shall be eligible to earn a 2013 Bonus equal to 26.7% of Base Salary if 80% of the 2013 Bonus Performance Goals are achieved. In addition, the amount of 2013 Bonus payable to Executive shall increase by 0.67% of Base Salary for each additional 1% of the 2013 Bonus Performance Goals which are achieved for such year. For each 1% of the 2013 Bonus Performance Goals achieved in excess of 100%, the amount of 2013 Bonus payable to Executive shall increase by 0.8% of Base Salary. Beginning with fiscal year 2014 and for each fiscal year thereafter during the Term, Executive shall be eligible to earn a Bonus equal to 26.7% of Base Salary if 80% of the annual Performance Goals are achieved. In addition, the amount of Bonus payable to Executive shall increase by 1.165% of Base Salary for each additional 1% of the annual Performance Goals which are achieved for such year. For each 1% of the annual Performance Goals achieved in excess of 100%, the amount of Bonus payable to Executive shall increase by 0.6% of Base Salary. During the Term and in any event, the maximum level of 2013 Bonus or Bonus for which Executive shall be eligible to earn is 80% of Base Salary.”

          5. Section 4.2(c) of the Employment Agreement is hereby amended in its entirety to read as follows:

          “(c) For each fiscal year during the Term, any 2013 Bonus or Bonus payable pursuant to this Section 4.2 shall be paid on the fifth consecutive trading day after the date that VPG files its Form 10-K with the Securities and Exchange Commission for the prior fiscal year; provided, however, that if VPG does not file such From 10-K on or before December 15th of the fiscal year immediately following the fiscal year with respect to which the 2013 Bonus or Bonus (as applicable) relates, no 2013 Bonus or Bonus (as applicable) shall be paid in respect of such prior fiscal year.”

          6. Section 4.3 of the Employment Agreement is hereby amended in its entirety to read as follows:

          “4.3 Long-Term Equity Incentives. Commencing on January 1, 2014 and on each January 1 thereafter during the Term, the Company shall grant Executive an annual equity award under the Company’s 2010 Stock Incentive Program (or any successor plan or arrangement thereof) having a value approximately equal to 75% of Executive’s Base Salary on such date (the “Annual Equity Grant”). Twenty-five percent (25%) of each Annual Equity Grant shall be in the form of time-vested restricted stock units (“RSUs”), and seventy-five percent (75%) shall be in the form of performance-based restricted stock units (“PBRSUs”). The number of shares of Common Stock subject to such RSUs and PBRSUs shall be determined by dividing the applicable amount of the Annual Equity Grant by the average closing price of Common Stock on the New York Stock Exchange for the five (5) consecutive trading days immediately preceding each January 1. Subject to Executive’s continued employment with the Company, the RSUs and PBRSUs shall vest on January 1 of the third year following their grant, provided that, in the case of the PBRSUs, such PBRSUs shall vest only to the extent the performance criteria applicable to the PBRSUs are realized, with such performance criteria and extent of vesting established by the Compensation Committee, it being agreed that the impact of acquisitions by the Company shall be included in calculating the achievement of the applicable performance criteria. In the event of the termination of Executive’s employment with the Company by the Company without Cause, by Executive for Good Reason, or as a result of Executive’s death or Disability, the outstanding RSUs granted pursuant to this Section 4.3 shall immediately vest and the outstanding PBRSUs granted pursuant to this Section 4.3 shall vest on their normal vesting date to the extent the applicable performance criteria are realized. In the event of a Change in Control, all of such outstanding RSUs and PBRSUs shall immediately vest.”

          7. Section 6.2(a)(iv) of the Employment Agreement is hereby amended in its entirety to read as follows:

          “(iv) Payment of a pro-rata 2013 Target Bonus or Target Bonus (as applicable), in an amount equal to the 2013 Target Bonus or Target Bonus (as applicable) multiplied by a fraction, the numerator of which equals the number of days Executive was employed with the Company in the Company’s fiscal year of termination of employment through the date of termination of employment, and the denominator of which is 365 (the “Pro-Rata Bonus”), which amount shall be paid within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment.”

          8. Exhibit A to the Employment Agreement is hereby amended in its entirety to read as follows:

“EXHIBIT A

2013 Bonus Performance Goals

Adjusted Operating Margin	$19.2 M USD

Adjusted EBITDA	$31.9 M USD

With respect to fiscal year 2013, (A) 50% of the 2013 Bonus shall be conditioned upon each objective, and (B) Section 4.2(b) shall be applied separately to each portion of such 2013 Bonus.

For purposes of this Exhibit A: (A) “adjusted operating margin,” means operating income determined in accordance with U.S. GAAP, and (B) “adjusted EBITDA” means earnings determined in accordance with GAAP, before interest expense (income), income tax expense (benefit), depreciation and amortization, and in the case of both (A) and (B) adjusted to exclude various items that the Board reasonably determines are not indicative of the intrinsic operating performance of the business, including restructuring and related severance costs, fixed asset or inventory write-downs and related purchase commitment charges, impairment charges for goodwill or indefinite-lived intangible assets, and individually material one-time gains or charges.”

          9. Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

          10. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

[signature page follows]

          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and Executive has executed this Amendment, in each case on the 7th day of November, 2013.

VISHAY PRECISION GROUP, INC.

By:	/s/ Ziv Shoshani

Title:	President and Chief Executive Officer

WILLIAM CLANCY

/s/ William M. Clancy